Exhibit 99.1

Morgan Stanley Reports First Quarter 2017

•	Net Revenues of $9.7 Billion and Earnings per Diluted Share of $1.00
•	Strong Performance in Sales & Trading and Investment Banking
•	Wealth Management Revenues of $4.1 Billion and Pre-Tax Margin of 24%[1], [2]
•	Maintained Expense Discipline with Firm Efficiency Ratio of 71%[3]
James P. Gorman, Chairman and Chief
Executive Officer, said, "We reported one of our
strongest quarters in recent years. All our
businesses performed well in improved market
conditions. We are confident in our business
model and the opportunities ahead, while
recognizing that the environment remains
uncertain."

Financial Overview

NEW YORK, April 19, 2017 – Morgan Stanley (NYSE: MS) today reported net revenues of $9.7 billion for the first quarter ended March 31, 2017 compared with $7.8 billion a year ago.  For the current quarter, net income applicable to Morgan Stanley was $1.9 billion, or $1.00 per diluted share,4 compared with net income of $1.1 billion, or $0.55 per diluted share,4 for the same period a year ago.

Compensation expense of $4.5 billion increased from $3.7 billion a year ago driven by higher revenues.  Non-compensation expenses of $2.5 billion compared with $2.4 billion a year ago.

The effective tax rate for the current quarter was 29.0%, which reflected a recurring-type of discrete tax benefit of $112 million associated with new accounting guidance related to employee share-based payments.5

The annualized return on average common equity was 10.7 percent in the current quarter.6

Summary of Segment Results
 (dollars in millions)

	Net Revenues		Pre-Tax Income[7]
	1Q 2017	1Q 2016	1Q 2017	1Q 2016
Institutional Securities	$5,152	$3,714	$1,730	$908
Wealth Management	$4,058	$3,668	$973	$786
Investment Management	$609	$477	$103	$44
Firm	$9,745	$7,792	$2,808	$1,738

Business Highlights

●	Institutional Securities net revenues were $5.2 billion reflecting strength in our sales and trading franchise and improved underwriting results.

●	Wealth Management net revenues were $4.1 billion and pre-tax margin was 24%.[2] Fee-based asset flows for the quarter were $18.8 billion.

●	Investment Management net revenues were $609 million with assets under management of $421 billion.

Media Relations: Michele Davis 212-761-9621	Investor Relations: Sharon Yeshaya 212-761-1632

Institutional Securities

Institutional Securities reported pre-tax income from continuing operations of $1.7 billion compared with pre-tax income of $908 million a year ago.  Net revenues for the current quarter were $5.2 billion compared with $3.7 billion a year ago.

•	Investment Banking revenues of $1.4 billion increased from $990 million a year ago:
-	Advisory revenues of $496 million decreased from $591 million a year ago on lower levels of completed M&A activity.
-	Equity underwriting revenues of $390 million increased from $160 million in the prior year quarter on higher global market volumes.
-	Fixed income underwriting revenues of $531 million increased from $239 million in the prior year quarter reflecting higher bond and non-investment grade loan fees.
•	Sales and Trading net revenues of $3.5 billion increased from $2.7 billion a year ago:
-
Equity sales and trading net revenues of $2.0 billion decreased from $2.1 billion a year ago reflecting lower results in our financing business driven by higher funding costs, partly offset by strong results in our execution services businesses.

-
Fixed Income sales and trading net revenues of $1.7 billion increased from $873 million a year ago reflecting strong performance across all products and regions on improved market conditions compared with the prior year period.

-	Other sales and trading net losses of $234 million were relatively consistent with the period a year ago.
•	Other revenues of $173 million increased from $4 million a year ago reflecting mark-to-market gains on held for sale loans and commitments and a smaller increase in the allowance for credit losses.
•
Compensation expense of $1.9 billion increased from $1.4 billion a year ago driven by higher revenues.  Non-compensation expenses of $1.6 billion for the current quarter increased by $128 million from the prior year, primarily reflecting higher litigation costs and volume driven expenses.

Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $44 million compared with $39 million from the fourth quarter of 2016 and $46 million in the first quarter of the prior year.8

Wealth Management

Wealth Management reported pre-tax income from continuing operations of $973 million compared with $786 million in the first quarter of last year.  The quarter’s pre-tax margin was 24%.2  Net revenues for the current quarter were $4.1 billion compared with $3.7 billion a year ago.

•	Asset management fee revenues of $2.2 billion increased from $2.1 billion a year ago reflecting market appreciation and positive flows.
•	Transactional revenues[9] of $823 million increased from $727 million a year ago primarily reflecting gains on investments associated with certain employee deferred compensation plans.
•
Net interest income of $994 million increased from $831 million a year ago on loan growth and higher interest rates.  Wealth Management client liabilities were $74 billion at quarter end, an increase of $8 billion compared with the prior year quarter.[10]

•
Compensation expense for the current quarter of $2.3 billion increased from $2.1 billion a year ago driven by higher revenues and an increase in the fair value of deferred compensation plan referenced investments.  Non-compensation expenses of $768 million decreased from $794 million a year ago on lower professional services costs.

Total client assets for the quarter were $2.2 trillion and client assets in fee-based accounts were $927 billion at quarter end.  Fee-based asset flows for the quarter were $18.8 billion.

Wealth Management representatives of 15,777 produced average annualized revenue per representative of $1.0 million in the current quarter.

Investment Management

Investment Management reported pre-tax income from continuing operations of $103 million compared with $44 million in the first quarter of last year.

•
Net revenues of $609 million increased from $477 million in the prior year primarily driven by investment gains in certain private equity and real estate funds compared with losses in the prior year period.  Asset management fees were essentially unchanged from a year ago.

•
Compensation expense for the current quarter of $279 million increased from $213 million a year ago principally due to an increase in deferred compensation associated with carried interest.  Non-compensation expenses of $227 million were relatively unchanged from a year ago.

•	Assets under management or supervision at March 31, 2017 were $421 billion.

Capital

As of March 31, 2017, the Firm’s Common Equity Tier 1 and Tier 1 risk-based capital ratios under Advanced Approach transitional provisions were approximately 17.4% and 19.9%, respectively.11

As of March 31, 2017, the Firm estimates its pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio under the Advanced Approach and pro forma fully phased-in Supplementary Leverage Ratio to be approximately 16.6% and 6.4%, respectively.11, 12, 13

At March 31, 2017, book value and tangible book value per common share were $37.48 and $32.49,14 respectively, based on approximately 1.9 billion shares outstanding.

Other Matters

During the quarter ended March 31, 2017, the Firm repurchased approximately $750 million of its common stock or approximately 17 million shares.

The Board of Directors declared a $0.20 quarterly dividend per share, payable on May 15, 2017 to common shareholders of record on May 1, 2017.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

NOTICE:

The information provided herein may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release contains forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially.  For a discussion of additional risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2016 and other items throughout the Form 10-K and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors and analysts in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

2 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors and analysts to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

3 The Firm Expense Efficiency Ratio represents total non-interest expenses as a percentage of net revenues.

4 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the first quarter of 2017 and 2016 of approximately $90 million and $79 million, respectively.

5 Effective January 1, 2017, the Firm adopted new accounting guidance related to employee share-based payments, the transition impact of which was not significant.  Beginning in 2017, the income tax consequences related to share-based payments are required to be recognized in Provision for income taxes in the consolidated income statement instead of additional paid-in capital.  The impact of the income tax consequences may be either a benefit or a provision.  Conversion of employee share-based awards to Firm shares will primarily occur in the first quarter of each year.  The impact of recognizing excess tax benefits upon conversion of awards in the first quarter 2017 was a benefit of $112 million to Provision for income taxes.  Results for 2016 have not been restated pursuant to the guidance.

6 Annualized return on average common equity is a non-GAAP financial measure that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance.  The calculation of return on average common equity uses annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity.

7 Pre-tax income represents income (loss) from continuing operations before taxes.

8 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in the Annual Report on Form 10-K for the year ended December 31, 2016 (2016 Form 10-K).  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

9 Transactional revenues include investment banking, trading, and commissions and fee revenues.

10 Wealth Management client liabilities reflect U.S. Bank Subsidiaries’ lending and broker dealer margin activity.

11 The Firm’s binding risk-based capital ratios for regulatory purposes are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk risk-weighted assets (RWAs) and market risk RWAs (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At March 31, 2017, the binding ratio is based on the Advanced Approach transitional rules.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 “Liquidity and Capital Resources - Regulatory Requirements” in the Firm’s 2016 10-K.

12 The pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio and pro forma fully phased-in Supplementary Leverage Ratio are non-GAAP financial measures that the Firm considers to be useful measures for investors and analysts to evaluate compliance with new regulatory capital requirements that have not yet become effective.

13 The Firm is required to disclose information related to its supplementary leverage ratio, which through the end of 2017 will include the effects of transitional provisions.  The supplementary leverage ratio will become effective as a capital standard on January 1, 2018.  Specifically, beginning on January 1, 2018, the Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s pro forma Supplementary Leverage Ratio estimate utilizes a fully phased-in Tier 1 capital numerator of approximately $68.3 billion and a fully phased-in supplementary leverage exposure denominator of approximately $1.07 trillion.  The Firm’s estimates are subject to risks and uncertainties that may cause actual results to differ materially from estimates based on these regulations.  Further, these expectations should not be taken as projections of what the Firm’s supplementary leverage ratios or earnings, assets or exposures will actually be at future dates.  See “Risk Factors” in Part I, Item 1A in the 2016 Form 10-K for a discussion of risks and uncertainties that may affect the future results of the Firm.

14 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy for investors and analysts.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

Morgan Stanley
Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:
	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016	Dec 31, 2016	Mar 31, 2016
Net revenues
Institutional Securities	$5,152	$4,614	$3,714	12%	39%
Wealth Management	4,058	3,990	3,668	2%	11%
Investment Management	609	500	477	22%	28%
Intersegment Eliminations	(74)	(83)	(67)	11%	(10%)
Net revenues	$9,745	$9,021	$7,792	8%	25%

Income (loss) from continuing operations before tax
Institutional Securities	$1,730	$1,326	$908	30%	91%
Wealth Management	973	891	786	9%	24%
Investment Management	103	28	44	*	134%
Intersegment Eliminations	2	1	0	100%	*
Income (loss) from continuing operations before tax	$2,808	$2,246	$1,738	25%	62%

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$1,214	$1,104	$591	10%	105%
Wealth Management	647	531	493	22%	31%
Investment Management	67	30	50	123%	34%
Intersegment Eliminations	2	1	0	100%	*
Net Income (loss) applicable to Morgan Stanley	$1,930	$1,666	$1,134	16%	70%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,840	$1,509	$1,055	22%	74%

Financial Metrics:

Earnings per basic share	$1.02	$0.84	$0.56	21%	82%
Earnings per diluted share	$1.00	$0.81	$0.55	23%	82%

Return on average common equity	10.7%	8.7%	6.2%
Return on average common equity excluding DVA	10.6%	8.7%	6.2%

Book value per common share	$37.48	$36.99	$35.34
Tangible book value per common share	$32.49	$31.98	$30.44

Notes:	- Refer to End Notes, U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 15 from the Financial Supplement for additional information related to the calculation of the financial metrics.

Morgan Stanley
Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016	Dec 31, 2016	Mar 31, 2016
Revenues:
Investment banking	$1,545	$1,377	$1,107	12%	40%
Trading	3,235	2,789	2,065	16%	57%
Investments	165	(19)	(34)	*	*
Commissions and fees	1,033	1,043	1,055	(1%)	(2%)
Asset management, distribution and admin. fees	2,767	2,754	2,620	--	6%
Other	229	194	80	18%	186%
Total non-interest revenues	8,974	8,138	6,893	10%	30%

Interest income	1,965	1,868	1,747	5%	12%
Interest expense	1,194	985	848	21%	41%
Net interest	771	883	899	(13%)	(14%)
Net revenues	9,745	9,021	7,792	8%	25%
Non-interest expenses:
Compensation and benefits	4,466	4,083	3,683	9%	21%

Non-compensation expenses:
Occupancy and equipment	327	311	329	5%	(1%)
Brokerage, clearing and exchange fees	509	480	465	6%	9%
Information processing and communications	428	460	442	(7%)	(3%)
Marketing and business development	136	169	134	(20%)	1%
Professional services	527	578	514	(9%)	3%
Other	544	694	487	(22%)	12%
Total non-compensation expenses	2,471	2,692	2,371	(8%)	4%

Total non-interest expenses	6,937	6,775	6,054	2%	15%

Income (loss) from continuing operations before taxes	2,808	2,246	1,738	25%	62%
Income tax provision / (benefit) from continuing operations	815	566	578	44%	41%
Income (loss) from continuing operations	1,993	1,680	1,160	19%	72%
Gain (loss) from discontinued operations after tax	(22)	0	(3)	*	*
Net income (loss)	$1,971	$1,680	$1,157	17%	70%
Net income applicable to nonredeemable noncontrolling interests	41	14	23	193%	78%
Net income (loss) applicable to Morgan Stanley	1,930	1,666	1,134	16%	70%
Preferred stock dividend / Other	90	157	79	(43%)	14%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,840	$1,509	$1,055	22%	74%

Pre-tax profit margin	29%	25%	22%
Compensation and benefits as a % of net revenues	46%	45%	47%
Non-compensation expenses as a % of net revenues	25%	30%	30%
Effective tax rate from continuing operations	29.0%	25.2%	33.3%

Notes:	- Refer to End Notes, U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 15 from the Financial Supplement for additional information.